Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

MEDTRONIC, INC.

PROJECT KRAKEN MERGER SUB, INC.

AND

INTERSECT ENT, INC.

Dated as of August 6, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 6, 2021 (the “Agreement Date”), is among Medtronic, Inc. (“Parent”), a Minnesota corporation, Project Kraken Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, and Intersect ENT, Inc. (the “Company”), a Delaware corporation.

A.          The respective boards of directors of the Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

B.          The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholders Meeting and (iv) subject to the other terms and conditions of this Agreement, resolved to recommend that all holders of Shares (the “Company Stockholders”) approve the adoption of this Agreement and approve the Merger (the “Company Board Recommendation”).

C.          The respective boards of directors of the Parent and Merger Sub have approved this Agreement and the Transactions, and have declared it advisable for the Parent and Merger Sub, respectively, to enter into this Agreement.

D.          The Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1          The Merger.

(a)          Effect of Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)          Charter and Bylaws.  At the Effective Time, the Company’s certificate of incorporation (the “Company Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that ARTICLE I thereof shall read as follows:  “The name of the Corporation is Intersect ENT, Inc.”  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c)          Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)          Other Conveyance Documents.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.2          Effective Time.  The closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents on the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) is satisfied or waived, or at such other place as Parent and the Company may mutually agree.  At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.

ARTICLE II

CONVERSION OF SHARES

Section 2.1          Conversion of Securities.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holder of any Shares or any shares of capital stock of Merger Sub:

(a)          Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)          All shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(c)          Except as otherwise provided in Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to $28.25 (the “Common Stock Merger Consideration”). At the Effective Time, all such Shares shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 2.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

(d)          Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Common Stock Merger Consideration multiplied by a factor of 1,000 (the “Preferred Stock Merger Consideration”, taken together with the Common Stock Merger Consideration, the “Merger Consideration”).

(e)          If at any time between the Agreement Date and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, other than the Merger, the amount of the Merger Consideration as provided in Section 2.1(c) and Section 2.1(d) shall be equitably adjusted to reflect such change.

Section 2.2          Exchange of Certificates and Book Entry Shares.

(a)         Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock and Series D Preferred Stock in connection with the Merger (the “Paying Agent”) and to receive the consideration to which holders of shares of Company Common Stock and Series D Preferred Stock shall become entitled pursuant to Section 2.1(c) and Section 2.1(d).  At or prior to the Closing, the Parent shall deliver, in trust, to the Paying Agent, for the benefit of the holders of Company Common Stock and Series D Preferred Stock, at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration  (such cash hereinafter referred to as “Consideration Fund”).  In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 2.1 (including with respect to former Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), the Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b)         Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), the Parent shall cause the Paying Agent to mail to each holder of record of Certificates whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1:  (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates shall be deemed to have occurred, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for payment of the Merger Consideration in customary form.  Upon surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid to holders of Shares in connection with, or accrued on, the Merger Consideration.  If any Merger Consideration is to be paid to any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity (“Person”) other than a Person in whose name the Shares are registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Shares, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.  Notwithstanding anything to the contrary in this Agreement, any holder of Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled pursuant to this ARTICLE II.  In lieu thereof, each holder of record of one or more Book Entry Shares whose Shares were converted into the Merger Consideration shall upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent shall cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Share and the Book Entry Shares of such holder shall forthwith be cancelled.

(c)         The Consideration Fund may be invested by the Paying Agent as directed by the Parent or the Surviving Corporation.  Earnings on the Consideration Fund in excess of the amounts payable to Company Stockholders shall be the sole and exclusive property of the Parent and the Surviving Corporation and shall be paid to the Parent or the Surviving Corporation, as the Parent directs.  No investment of the Consideration Fund shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, the Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company Stockholder at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.
.
(d)         At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Series D Preferred Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE II, except as otherwise provided by Law.

(e)         Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation.  Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE II with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f)          Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE II with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.  If any Certificate or Book Entry Share shall not have been surrendered prior to two (2) years after the Effective Time, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)         If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by the Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE II.

Section 2.3          Shares of Dissenting Stockholders.

(a)          Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 2.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).  The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of the Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

(b)         If any Company Stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 2.1(c).

Section 2.4          Company Equity Awards.

(a)         Prior to the Effective Time, the Company Board (or the appropriate committee of the Company Board) shall adopt such resolutions or shall take such other actions as are required to approve the transactions contemplated by this Section 2.4.  Prior to adopting any such resolutions or taking any such action, the Company shall provide Parent with a reasonable opportunity to review and comment upon such resolutions or action.

(b)         Each option to acquire shares of Company Common Stock granted under a Company Equity Plan other than the Company ESPP and other than options subject to performance-based vesting conditions (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time and for which the Merger Consideration exceeds the exercise price of such Company Option, without regard to the extent then vested or exercisable, shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option and (y) the number of unexercised shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.  Each Company Option for which, as of the Effective Time, the Merger Consideration does not exceed the exercise price of such Company Option shall be automatically cancelled as of the Effective Time without any consideration being paid in respect thereof.

(c)         Each option to acquire shares of Company Common Stock granted under a Company Equity Plan that is subject to performance-based vesting conditions (each, a “Performance Based Option”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and cease to exist as of the Effective Time, and no payment or distribution shall be made or delivered with respect thereto; provided, however, that each Performance Based Option that is outstanding and unexercised and that becomes vested prior to or upon the Effective Time and for which the Merger Consideration exceeds the exercise price of such Company Option (each, a “Vested Performance Based Option”), shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Vested Performance Based Option and (y) the number of unexercised shares of Company Common Stock subject to such Vested Performance Based Option immediately prior to the Effective Time.

(d)         Each restricted stock unit granted under a Company Equity Plan that is subject to vesting conditions based solely on continued employment with or service to the Company or any of its Subsidiaries (each, a “Company Restricted Stock Unit”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Company Restricted Stock Unit as of immediately prior to the Effective Time.

(e)         Each restricted stock unit granted under a Company Equity Plan that is subject to performance-based vesting conditions (each, a “Company Performance Stock Unit”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and cease to exist as of the Effective Time and no payment or distribution shall be made or delivered with respect thereto; provided, however, that each Company Performance Stock Unit that is outstanding and that becomes vested prior to or upon the Effective Time and for which the Company has not issued to the holder thereof Company Common Stock in settlement thereof as of the Effective Time (each, a “Vested Company Performance Stock Unit”), shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Vested Company Performance Stock Unit as of immediately prior to the Effective Time (with such number of shares being determined after giving effect to the vesting provisions of such Vested Company Performance Stock Unit).

(f)          Promptly following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Purchase Period(s) (as such term is defined in the Company ESPP) in progress as of the Agreement Date under the Company ESPP, such Purchase Period(s) shall terminate and any option to purchase shares of Company Common Stock under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) the day that is five (5) Business Days prior to the Effective Time or (B) the date on which such Purchase Period(s) would otherwise end, and no additional Purchase Period(s) shall commence under such Company ESPP after the Agreement Date; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the Agreement Date, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the Agreement Date; (iii) no individual who is not participating in the Company ESPP as of the Agreement Date may commence participation in the Company ESPP following the Agreement Date; and (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as of the Effective Time (without interest).

(g)         As of the Effective Time, the Company Equity Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.

(h)         The Company shall take such actions as are necessary to approve and effectuate the foregoing and to ensure that, after the Effective Time, no person shall have any right under the Company Equity Plans, any Benefit Plan, or otherwise to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.  Notwithstanding the payment timing described previously in this Section 2.4 with respect to any payment made pursuant to this Section 2.4, the Company, Parent and the Surviving Corporation retain the right to defer payment of any such amounts to the extent necessary to maintain exemption from, or to comply with the requirements of, Section 409A and the regulations promulgated thereunder.  Without limiting the foregoing, to the extent required by the terms of a Company Equity plan, the Company shall provide notice to each holder of Company Options granted under the Company Equity Plans of his or her ability to exercise such awards immediately prior to the occurrence of a change of control or change in control event (as such terms or other similar terms are defined in the applicable Company Equity Plan) in accordance with the terms of such plan.

Section 2.5          Withholding Tax.  Each of Merger Sub, the Surviving Corporation, and the Parent or their respective payment agent shall be entitled to deduct or withhold from the consideration payable to any Person pursuant to ARTICLE II hereof such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law.  If Merger Sub, the Surviving Corporation or the Parent, as the case may be, so withholds such amounts and so long as such amounts are actually paid to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Corporation, or the Parent, as the case may be, made such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Reports filed by the Company prior to the Agreement Date (excluding any disclosure set forth therein under the heading “Risk Factors”, or any disclosures in any section related to forward-looking statement to the extent that they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule of the Company delivered to the Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company represents and warrants to the Parent and Merger Sub as follows:

Section 3.1          Organization.

Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to the Parent a copy of its Company Charter and bylaws (the “Company Bylaws”), each as amended to the Agreement Date, and each as so made available is in effect on the Agreement Date. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.

Section 3.2          Capitalization.

(a)         The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 6,000 are designated as Series D Preferred Stock, par value $0.001 per share.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  As of the close of business on August 2, 2021 (the “Capitalization Date”), (A) 33,314,623 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) no shares of Company Common Stock were held in the treasury of the Company; (C) no shares of Series D Preferred Stock were issued and outstanding; (D) 6,309,459 shares of Company Common Stock were reserved for issuance upon conversion of the Deerfield Convertible Notes; (E) an aggregate of 3,436,205 shares of Company Common Stock are reserved for future issuance under the Company Equity Plans, (F) 3,382,564 shares of Company  Common Stock are subject to Company Options (which Company Options have a weighted average exercise price of $22.18), (G) 427,147 shares of Company  Common Stock are subject to Performance Based Options (which Performance Company Options have a weighted average exercise price of $20.44) (H) 538,714 shares of Company Common Stock are underlying Company Restricted Stock Units, (I) 408,065 shares of Company Common Stock are underlying Company Performance Stock Units (assuming the achievement of all performance metrics at maximum) and (J) 836,075 shares of Company Common Stock are subject to outstanding purchase rights under the ESPP (estimated based on the fair market value of a share of Company Common Stock on the Capitalization Date). As of the close of business  on the Capitalization Date, before giving effect to any “make-whole” adjustments set forth therein, the Conversion Price (as defined in the Deerfield Convertible Facility Agreement) of the Deerfield Convertible Notes is $15.54. As of the Agreement Date, except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are, and at the Closing, there will be, no existing (i) shares of any class of capital stock or options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)         Section 3.2(b) of the Company Disclosure Schedule sets forth a list of each holder of Company Options, Performance Based Options, Company Restricted Stock Units or Company Performance Stock Units as of the Agreement Date, including the date of grant of each such Company Option, Performance Based Option, Company Restricted Stock Unit or Company Performance Stock Unit, the number of shares of Company Common Stock subject to each Company Option, Performance Based Option and the exercise or strike price applicable thereto, the number of shares of Company Common Stock subject to each Company Restricted Stock Unit, the maximum target and threshold number of shares of Company Common Stock subject to each Company Performance Stock Unit, the expiration date of such Company Option, Performance Based Option, Company Restricted Stock Unit or Company Performance Stock Unit, the Company Equity Plan under which such Company Options, Performance Based Options, Company Restricted Stock Units or Company Performance Stock Units were granted, the vesting schedule of such Company Option, Performance Based Option, Company Restricted Stock Unit or Company Performance Stock Unit and the performance conditions associated with any Performance Based Option and any Company Performance Stock Unit.

(c)         All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

(d)         All of the shares of Company Common Stock issuable upon conversion of the Deerfield Convertible Notes have been duly authorized by all necessary corporate action and applicable Laws.

(e)         The outstanding Deerfield Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable indenture, as supplemented and applicable Laws.

(f)          Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 3.3          Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions have been duly authorized by the Company Board and, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, other than the approval of the holders of a majority of the outstanding Shares entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”) and the filing of the Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt and approve an agreement of merger in accordance with the DGCL.  Neither the Company nor its subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 3.4          Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) assuming compliance with Antitrust Laws, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) the HSR Act and other Antitrust Laws, (iii) Securities Exchange Rules and (iv) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the Transactions.

Section 3.5          SEC Reports; Disclosure Controls and Procedures.

(a)         The Company has filed all reports and other documents with the SEC required to be filed by the Company since December 31, 2018 (the “Company SEC Reports”).  As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  Since March 31, 2021 (the “Balance Sheet Date”), there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority.

(b)         Since December 31, 2018, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6          No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, since the Balance Sheet Date, incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP), except for (a) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Transactions, (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (d) liabilities and obligations discharged or paid in full prior to the Agreement Date in the ordinary course of business consistent with past practice.

Section 3.7          Absence of Certain Changes.  Since the Balance Sheet Date through the Agreement Date, (a) the Company has not suffered a Company Material Adverse Effect, (b) there has not occurred any change, event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (c) except as contemplated by this Agreement, the Company has not taken any action that would be prohibited by Section 5.1(a)(i) through Section 5.1(a)(xvii) if taken after the Agreement Date.

Section 3.8          Material Contracts.

(a)          As of the Agreement Date, the Company is not a party to or bound by any Contract:

(i)          that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii)         that contains any non-competition or other agreement that limits the ability of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person;

(iii)        that creates any partnership, joint venture or similar entity with respect to any material business of the Company and its Subsidiaries, taken as a whole;

(iv)        that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $250,000, other than intercompany agreements;

(v)         that is a written contract (other than this Agreement) for the sale of any of its assets after the Agreement Date in excess of $250,000, other than in the ordinary course of business consistent with past practice;

(vi)        under which the Company or the Company’s Subsidiaries made during the prior fiscal year, or are expected to make during the current fiscal year, annual expenditures in excess of $500,000 or, with respect to distribution contracts, receive annual revenues in excess of $500,000 or otherwise receive annual revenues in excess of $1,000,000;

(vii)       containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries;

(viii)      that obligates the Company to file a registration statement under the Securities Act of 1933 which filing has not yet been made;

(ix)        that is a collective bargaining agreement or other Contract with a labor union or other employee representative body or works council; or

(x)         that is an interest rate, equity or other swap or derivative instrument.

Each such contract described in clauses (i)‑(x) is referred to herein as a “Material Contract.”

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received written notice, nor to the Company’s Knowledge, is there any material violation of or material default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.

Section 3.9          Employee Benefit Plans; ERISA.

(a)         Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan.  With respect to each material Benefit Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments thereto:  (i) all plan documents embodying the Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material Benefit Plan terms), (ii) in the case of any funded Benefit Plan, the trust agreement or similar instrument, (iii) for each Benefit Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Benefit Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Benefit Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, (vi) the most recent summary plan description and summaries of material modifications or any similar summary and any employee handbook referencing the Benefit Plan and (vii) copies of all material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity relating to any Benefit Plan within the preceding three (3) years.

(b)         No Benefit Plan is and none of the Company or any of its Subsidiaries or any other Person that together with the Company or any of its Subsidiaries is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.  Neither the Company, nor any of its Subsidiaries, nor any of their ERISA Affiliates has, prior to the Agreement Date, incurred any liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from, or otherwise in respect of, any multiemployer plan that has not been satisfied in full.  No event has occurred and no condition exists that is likely to subject the Company, its Subsidiaries or any of their ERISA Affiliates to any material liability under Title IV of ERISA.

(c)         Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”).  No such determination or opinion letter has been revoked, and, to the Company’s Knowledge, revocation has not been threatened.  To the Company’s Knowledge, no such Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.

(d)         Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms.  Each Benefit Plan, including any associated trust or fund, has been established, maintained and administered in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws (including, where applicable, non-U.S. Laws), and, to the Knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate to any material liability or Tax under applicable Law.  All material filings and reports with respect to each Benefit Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e)         No Benefit Plan provides health, welfare, or life insurance benefits following retirement or other termination of employment, and neither the Company nor any ERISA Affiliate has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law for which the participant pays the full costs of coverage.

(f)          With respect to each Benefit Plan, there is no pending, or to the Knowledge of the Company, threatened lawsuit, claim, administrative investigation, action, inquiry, audit or other proceeding by the IRS, U.S. Department of Labor or other Governmental Entity, and no other lawsuit, claim, action, inquiry, voluntary compliance request, proceeding or other controversy, other than routine claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the Knowledge of the Company, threatened.

(g)         With respect to each Benefit Plan, all contributions (including salary reduction contributions), premiums and other payments and contributions (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company or, if applicable, its Subsidiaries.

(h)         Each Benefit Plan subject to Section 409A of the Code (“Section 409A”) has been documented and operated in all material respects in compliance with Section 409A.

(i)          Except for the Benefit Plans listed in Section 3.9(i) of the Company Disclosure Schedule, no Benefit Plan is subject to the Laws of a jurisdiction other than the United States of America, whether or not United States Law also applies (each, a “Non-U.S. Benefit Plan”).  For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States. No Non-U.S. Benefit Plan provides for benefits that exceed the statutory minimum benefits required to be provided by the applicable jurisdiction other than the United States. There is no Non-U.S. Benefit Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction other than the United States.  Each Non-U.S. Benefit Plan (i) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and in compliance and accordance with applicable Law, and (iii) is not subject to any funding deficiency.

(j)          Each Benefit Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Benefit Plan, and each Benefit Plan may be terminated without material liability to the Company or any ERISA Affiliate, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.  No Benefit Plan subject to ERISA includes in its assets any securities issued by the Company or any ERISA Affiliate.

(k)         Neither the execution or delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, including a termination of employment or service, will:  (i) entitle any Covered Employee or any beneficiary or dependent thereof to any severance pay, unemployment compensation or any other payment; (ii) result in or accelerate the time of payment or vesting of, or otherwise increase, any amounts due to any Covered Employee or any dependent or beneficiary thereof under any Benefit Plan or require any such plan to be funded, or (iii) result in any payment or benefit that would constitute an “excess parachute payment” under Section 280G of the Code.  Neither the Company nor any of its Subsidiaries is obligated to “gross up” or reimburse any Tax incurred by any Person pursuant to Section 409A, 457A or 4999 of the Code or otherwise.

Section 3.10        Litigation.  As of the Agreement Date, there is no action, claim, suit proceeding, or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to this Agreement or the Transactions, and there is no other action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material outstanding orders, judgments, injunctions or decrees of any Governmental Entity against the Company, any of its Subsidiaries or any of their securities or material assets or properties.

Section 3.11        Compliance with Law; Permits.

(a)         The Company and each of its Subsidiaries hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as it is being conducted as of the Agreement Date (collectively, the “Permits”) and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke, suspend, cancel, terminate or materially adversely modify any such Permit.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.  Notwithstanding the foregoing, this Section 3.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters, or regulatory matters, which are the subject exclusively of the representations and warranties in Section 3.9, Section 3.14, Section 3.16, Section 3.17 and Section 3.19, respectively.

(b)         None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, or to the Knowledge of the Company, any of its suppliers, distributors, licensees, agents, or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly (i) made or received any payments in material violation of any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”), (ii) provided or received any product or services in material violation of any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act), or (iii) been subject to any material investigation by any Governmental Entity with regard to any Prohibited Payment.

Section 3.12        Intellectual Property.

(a)         Section 3.12(a) of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark registrations, service mark registrations, and pending applications for registration thereof, and (iii) copyright registrations and pending copyright applications, in each case that are owned by or exclusively licensed to the Company or any of its Subsidiaries.  With respect to each item of Intellectual Property identified in this Section 3.12(a):  (x) one or more of the Company and its Subsidiaries exclusively owns or licenses such item, free and clear of all liens; (y) such item is not the subject of any outstanding Order of which the Company has received notice; and (z) no action (other than patent or trademark office actions), suit, proceeding, claim (including inventorship claims), or governmental investigation of which the Company or any Subsidiary has received written notice is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, or ownership of such Intellectual Property.

(b)         Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all material Contracts under which the Company or any of its Subsidiaries (i) licenses from a third party material Intellectual Property that is used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted that presently require or would reasonably be expected to require payment by the Company or any Subsidiary of royalties or license fees exceeding $250,000 in any twelve-month period (such Contracts being referred to as “License-In Contracts”) and (ii) other than customer, supplier, or reseller agreements entered in the ordinary course of business, licenses to a third party any Intellectual Property (such Contracts being referred to as “License-Out Contracts”).  To the Knowledge of the Company, (i) each License-In Contract and License-Out Contract is valid and in full force and effect; (ii) each License-In Contract and License-Out Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions upon meeting the terms and conditions, if any, in each License-In Contract or License-Out Contract, as applicable; and (iii) neither the Company nor any of its Subsidiaries is in material breach of any License-In Contract or License-Out Contract.

(c)         To the Knowledge of the Company, one or more of the Company and its Subsidiaries owns or has the right to use all valid Intellectual Property necessary to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

(d)         There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation in which it is alleged that the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.  Except as set forth in Section 3.12(d) of the Company Disclosure Schedules, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim alleging any such infringement or violation.

(e)         The Company and its Subsidiaries have used commercially reasonable efforts to protect and preserve their respective rights in all Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted.  To the Company’s Knowledge, all employees and independent contractors, and consultants to the extent such obligation exists, who have created Intellectual Property material to the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted, have assigned to one or more of the Company and its Subsidiaries all of their rights therein, to the extent permitted under Law and to the extent that such rights would not automatically vest with the Company by operation of Law.

Section 3.13        Data Privacy.

(a)         The Company and each of the Company’s Subsidiaries (i) maintains commercially reasonable policies and procedures regarding the security, privacy, transfer and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure; and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2018, has been in compliance with all of the Company’s and each of the Company’s Subsidiaries’ published and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data and applicable Laws governing data privacy and data security.

(b)         To the Knowledge of the Company, since December 31, 2018, neither the Company nor its Subsidiaries has experienced any confirmed unauthorized access, acquisition, theft, destruction, or compromise of any Personal Data, which, individually or in the aggregate, has had a Company Material Adverse Effect.

(c)         To the Knowledge of the Company, since December 31, 2018, neither the Company nor its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d)         To the Knowledge of the Company, since December 31, 2018, neither the Company nor its Subsidiaries has received any material written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority or entity, or any data subject, related to the Company or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

Section 3.14        Taxes.

(a)         (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been timely filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid other than Taxes (x) not yet due and payable, or (y) being contested in good faith by appropriate proceedings, and in each case for which the Company has established adequate reserves, (iv) no material audits, assessments of Taxes, other examinations by the United States Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes (collectively, the “Taxing Authorities”), or any proceedings or appeals of such proceedings relating to Taxes in respect of the Company or any Subsidiary are presently pending or proposed or threatened in writing and no claim has been made in writing by any Taxing Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to Tax in that jurisdiction, and (v) there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable.

(b)         Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, and (ii) will terminate as of or prior to the Effective Time.

(c)         Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision or state, local, or foreign law, or as a transferee or successor, by contract, operation of Law, or otherwise.

(d)         The Company and each of its Subsidiaries have withheld, and paid to the appropriate Taxing Authority as required by Law, all amounts required by Law or contract to be withheld from the wages, salaries or other payments to employees, independent contractors, creditors, stockholders, consultants, or any other third party.  The Company and each of its Subsidiaries have complied in all respects with all record keeping and reporting requirements in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, consultant, or other third party.

(e)         Section 3.14(e) of the Company Disclosure Schedule sets forth, as of the Agreement Date, the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company and each of its Subsidiaries to any employee or individual service provider but have been deferred as permitted under the Coronavirus Aid, Relief, and Economic Security Act, as it may be amended or modified (the “CARES Act”).  Neither the Company nor any of its subsidiaries has applied for or received any loan established by the CARES Act, including any Small Business Administration Paycheck Protection Program loan. The Company and each of its Subsidiaries has properly complied with and duly accounted for all credits received under the Families First Coronavirus Response Act and the CARES Act in all material respects.

(f)          Since January 1, 2018, neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(g)         Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any similar provision or state, local, or foreign law.

(h)         Neither the Company nor any of its Subsidiaries has extended or waived any application of any statute of limitation of any jurisdiction regarding the assessment or collection of any material Tax.

(i)          Neither the Company nor any of its Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)          Since December 31, 2018, neither the Company nor any of its Subsidiaries has (i) changed any material Tax accounting methods, policies, or practices, except as required by a change in applicable Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for refund, (iv) entered unto any closing agreement affecting any material Tax liability or refund, or (v) settled or compromised any material Tax liability or refund.

(k)         Neither the Company nor any of its Subsidiaries will be required to include any income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the date of the Closing as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local, or foreign Law) made prior to the date of the Closing or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed during the six (6) year period ending on the date of the Closing.

(l)          The Company has made available or will make available to Parent upon request complete and correct copies (to which the Company has access) of all material Tax Returns, supporting work papers, examination reports, cost sharing or similar arrangements, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed by or received by the Company or any of its Subsidiaries since December 31, 2018.

Section 3.15        Tangible Assets.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or materially interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet.  There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company or any Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and its Subsidiaries.  There is no pending, or, to the Knowledge of the Company, threatened eminent domain, condemnation or similar proceeding materially affecting any Real Property leased by the Company or a Subsidiary.  To the Knowledge of the Company, the material property and equipment of the Company and each Subsidiary that are used in the operations of business are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) have been maintained in accordance with normal industry practices.  Section 3.15 of the Company Disclosure Schedule lists all Real Property leased by the Company or a Subsidiary, and neither the Company nor any Subsidiary owns any Real Property.

Section 3.16        Environmental.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Laws, (ii) has caused any “release” of a “hazardous substance” (as those terms are defined in CERCLA), in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries which release requires any cleanup or remediation pursuant to Environmental Law or (iii) has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Subsidiary pursuant to CERCLA or any similar Environmental Law.

(b)         The Company and each of its Subsidiaries has obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such permits, except where the failure to obtain or comply with any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All such permits are in full force and effect and, to the Company’s Knowledge, there are no pending or threatened claims that seek the revocation, cancellation, suspension or any adverse modification of any such permits, except where the failure to have any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)         The Company previously has made available to Parent copies of all phase I environmental reports prepared by any Person, and permits required under Environmental Laws and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws, in the case of each of the foregoing within the last three (3) fiscal years.

(d)         The representations and warranties contained in this Section 3.16 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 3.17        Labor Matters.

(a)         Except as set forth on Section 3.17 of the Company Disclosure Schedule:

(i)          there are no material labor troubles (including work slowdown, picketing, strikes, disputes, lockouts or work stoppages) involving the current or former employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing, and there have been no such material troubles for the past three (3) years,

(ii)         no employee of the Company or any of its Subsidiaries is represented by a labor union or other employee representative body or works council,

(iii)        neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, or in default under any collective bargaining agreement or other Contract with a labor union, trade union or other employee representative body or works council, and no such collective bargaining agreement or Contract is being negotiated by the Company or any of its Subsidiaries,

(iv)        to the Knowledge of the Company, no demand or petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of a bargaining representative,

(v)         to the Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any labor union or other employee representative body or works council to organize any employees of the Company or any of its Subsidiaries, and there have been no such efforts for the past three (3) years, and

(vi)        there is no unfair labor practice or labor arbitration proceeding, charge, arbitration, mediation, investigation, audit or other legal proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         The Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Laws respecting employment, social security, pension and workers compensation.

(c)         During the past three (3) years, (i) no allegations of harassment, discrimination or sexual misconduct have been made against any executive, key employee, officer or director of the Company or any of its Subsidiaries (in his or her capacity as such) and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, suit, claim, proceeding, investigation, settlement or other arrangement been threatened.

(d)         No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor union or other employee representative body, trade union or works council, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(e)         The Company and its Subsidiaries are in compliance in all material respects with any and all “stay-at-home” orders or similar directives issued by state or local executive authorities applicable to any location in which the Company or any of its Subsidiaries operates. To the extent the Company or any of its Subsidiaries is requiring employees to perform in-person work in any locations subject to such an order or directive, the Company and its Subsidiaries represent that all or part of its operations qualify as an “Essential Business” for purposes of such order (to the extent applicable). Neither the Company nor its Subsidiaries has implemented, and neither the Company Board nor any other applicable governing body of the Company or its Subsidiaries has approved the implementation of, any reductions in hours, furloughs, or salary reductions that would reasonably be expected to (i) cause any employee currently classified as “exempt” under applicable federal and state law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage. To the extent any employees that have tested positive for COVID-19, the Company and its Subsidiaries have taken all necessary precautions with respect to such employee and his/her close contacts recommended by (i) the Centers for Disease Control and Prevention, (ii) the Occupational Safety and Health Administration, and (iii) any applicable state and local health authorities. The Company and its Subsidiaries have also documented any such diagnosis to the extent required by the Occupational Safety and Health Administration.

Section 3.18        Brokers or Finders.  No investment banker, broker, finder, financial advisor or other intermediary, other than Goldman Sachs & Co. LLC is entitled to any investment banking, brokerage, finder’s or similar fee or commission, success fee or contingent fee in connection with this Agreement or the Transactions. The Company has provided Parent with copies of all documents relating to such arrangements, which documents and arrangements have not subsequently been modified.

Section 3.19        Regulatory Compliance.

(a)         The businesses of each of the Company and its Subsidiaries are being conducted in compliance in all material respects with (i) the federal Food, Drug and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), including the FDA’s current Good Manufacturing Practices; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union; (iv) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) and any comparable state or local laws; and (v) comparable state licensing, disclosure and reporting requirements.  Since December 31, 2018, the manufacture of products by the Company and its Subsidiaries has been conducted in material compliance with all applicable Laws, including the FDA’s current Good Manufacturing Practices.  In addition, since December 31, 2018, the Company and its Subsidiaries have been in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807.  For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820.

(b)         Neither the Company nor any of its Subsidiaries has, to the Company’s Knowledge, any material pending or threatened enforcement action by the FDA or any other comparable state, local or foreign Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries.

(c)         All material reports, documents, claims, permits and notices required to be filed, maintained or furnished by the Company and its Subsidiaries to the FDA or any other comparable state, local or foreign Governmental Entity by the Company or its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d)         Neither the Company nor any of its Subsidiaries has, since December 31, 2018, received any FDA Form 483, notice of adverse finding, notices, untitled letters or other correspondence or notice from the FDA, or other comparable state, local or foreign Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any “device”, as such term is defined in Section 201(h) of the FDCA (a “Medical Device”).

(e)          No Permit issued to the Company or any of its Subsidiaries by the FDA or any other comparable state, local or foreign Governmental Entity has, since December 31, 2018, been limited, suspended, modified in a manner materially adverse to the Company or its Subsidiaries or revoked.

(f)          The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other comparable state, local or foreign Governmental Entity since December 31, 2018 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated.

(g)         Since December 31, 2018, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, “dear doctor” letter, or investigator notice relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured, distributed or sold by or on behalf of the Company or its Subsidiaries.  To the Knowledge of the Company there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h)         Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other comparable state, local or foreign Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

Section 3.20        Company Board Recommendation.  The Company Board has unanimously adopted resolutions effecting the Company Board Recommendation.  As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded, or modified.

Section 3.21        Disclosure Documents.

(a)         Each Company Disclosure Document when filed, mailed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)         No Company Disclosure Document, when filed, mailed, distributed or disseminated, as applicable, at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)         The representations and warranties contained in this Section 3.21 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by the Parent or Merger Sub specifically for use therein.

Section 3.22        Interested Party Transactions.  Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans or Company Equity Plans) with any Affiliate or current or former director or executive officer of the Company, or to the Company’s Knowledge, any stockholder that beneficially owns 2% or more of the outstanding Company Common Stock and (b) to the Company’s Knowledge, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.23        Opinion of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Goldman Sachs & Co. LLC, an opinion, dated as of the Agreement Date, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the Company Stockholders (other than holders of shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such Company Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as disclosed in the disclosure schedule of the Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates); provided that (a) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (b) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect, the Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1          Organization.  Each of the Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Parent has made available or will make available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of the Parent and Merger Sub, as currently in effect.

Section 4.2          Authorization; Validity of Agreement; Necessary Action.  Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of the Parent and Merger Sub (other than the adoption of this Agreement in respect of the Merger, with respect to which the written consent of the sole stockholder of Merger Sub shall occur promptly following the execution and delivery of this Agreement), and no other corporate action on the part of the Parent or Merger Sub is necessary to authorize the execution and delivery by the Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  No vote or other approval of the direct or indirect holders of shares of capital stock of Parent is required to adopt or approve this Agreement or otherwise to consummate the Transactions.

Section 4.3          Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the Transactions will not, (a) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of the Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) requirements under other state corporation Laws, (iii) the HSR Act and other Antitrust Laws, (iv) Securities Exchange Rules, and (v) the Exchange Act, require on the part of the Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4          Information Supplied.  The information with respect to the Parent and any of its Subsidiaries that the Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document shall not, when filed, mailed, distributed or disseminated, as applicable, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5          Operations and Ownership of Merger Sub.  The Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities, conducted any operations or incurred any liabilities or obligations other than in connection with the Transactions.  The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by the Parent.

Section 4.6          Sufficient Funds.  As of the Agreement Date, Parent has sufficient cash and/or other financial resources to, and as of the at the Closing, Parent will have, and will cause Merger Sub to have, available the funds necessary to, consummate the transactions contemplated by this Agreement, including (i) payment in cash of the aggregate Merger Consideration, (ii) payments required pursuant to the Deerfield Convertible Notes or the Deerfield Facility Agreements arising as a result of the Merger or the Transactions and (iii) payment of all related fees and expenses.  Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.7          Share Ownership.  Except as set forth on Section 4.7 of the Parent Disclosure Schedule, none of the Parent or Merger Sub beneficially owns any Company Common Stock.

Section 4.8          Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve the Merger or the other Transactions. The vote or consent of the Parent as the sole stockholder of Merger Sub (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions.

Section 4.9          Investigation by the Parent and Merger Sub.  Each of the Parent and the Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries.  In entering into this Agreement, each of the Parent and the Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE III, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, to Parent, Merger Sub or any of their respective Representatives in connection with this Agreement, the Merger or the Transactions.  Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to the Parent or the Merger Sub with respect to (i) any projections or forecasts, estimates or budgets for the Company or its Subsidiaries or (ii) any materials, documents or information relating to the Company or its Subsidiaries made available to each of the Parent or the Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE III.  For purposes of this Agreement, “Parent’s Knowledge” or “Knowledge of the Parent” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 4.9 of the Parent Disclosure Schedule.

Section 4.10        Litigation.  As of the date hereof, there is no proceeding pending against or, to the Knowledge of the Parent, threatened against or affecting, the Parent or any of its Subsidiaries relating to this Agreement or the Transactions that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Parent’s or Merger Sub’s ability to consummate the Transactions.  As of the date hereof, neither the Parent nor any of its Subsidiaries, is subject to any Order against the Parent or any of its Subsidiaries or naming the Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect
.
Section 4.11        Section 203 of the DGCL.  As of the Agreement Date, neither the Parent nor Merger Sub nor any of their respective “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

Section 4.12        Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than Perella Weinberg Partners L.P., the fees and expenses of which will be paid by the Parent or Merger Sub, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

Section 4.13        Other Agreements.  The Parent has disclosed to the Company all written contracts, agreements or understandings between or among the Parent, Merger Sub or, to the Knowledge of the Parent as of the Agreement Date, any Affiliate of the Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand, other than as contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1          Interim Operations of the Company.

(a)         During the period from the Agreement Date to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (except (i) as may be required by Law, (ii) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement (including with respect to any Fiagon Action), (iv) as reasonably necessary in light of the then-current operating conditions and developments as a result of COVID-19 (provided that prior to taking any actions that the Company intends to take in reliance on this clause (iv), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent prior to taking such actions) or (v) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and the Company and its Subsidiaries shall use reasonable best efforts to (1) preserve intact their current business organization, (2) maintain their relationships with customers, suppliers and others having business dealings with them, (3) subject to applicable Law (including Antitrust Laws), and provided that any such notice may be made on an outside counsel only basis if appropriate, notify Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity and (B) after making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, (4) preserve intact and keep available the services of present employees of the Company and its Subsidiaries, (5) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the Agreement Date, (6) preserve and protect the Intellectual Property owned by the Company and its Subsidiaries and (7) operate in material compliance with the operating plan set forth in Section 5.1(a) of the Company Disclosure Schedule; provided, however, that notwithstanding the foregoing, no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by clauses (i) – (xvii) of this Section 5.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without limiting the generality of the foregoing, except (A) as may be required by Law, (B) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (C) as contemplated or permitted by this Agreement (including with respect to any Fiagon Action),  (D) for actions that are reasonably necessary in light of the then-current operating conditions and developments as a result of COVID-19 (provided that prior to taking any actions that the Company intends to take in reliance on this clause (D), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent prior to taking such actions); or (E) as set forth in Section 5.1(a) of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)          amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii)         issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (y) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the Agreement Date, except for Company Common Stock to be issued or delivered pursuant to the exercise of vested Company Options, the vesting of Company Restricted Stock Units or Company Performance Stock Units or upon conversion of the Deerfield Convertible Notes, in each case outstanding as of the Agreement Date;

(iii)        redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock or Series D Preferred Stock, other than (x) from holders of Company Options in full or partial payment of the exercise price, or (y) in connection with the withholding of Taxes payable by any holder of Company Options, Company Restricted Stock Units or Company Performance Stock Units upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Company Options, Company Restricted Stock Units or Company Performance Stock Units or any applicable Company Equity Plan as of the Agreement Date;

(iv)        split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such; provided that this Section 5.1(a)(iv) shall not apply to dividends or distributions declared, set aside for payment or paid by wholly owned Subsidiaries of the Company to the Company or any other wholly owned Subsidiary of the Company;

(v)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(vi)        acquire, sell, lease, dispose of, pledge or encumber any assets, other than (x) acquisitions in existing or related lines of business of the Company or any of its Subsidiaries as to which the aggregate consideration for all such acquisitions does not exceed $500,000, (y) acquisitions, sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $500,000, or (z) acquisitions, sales or transfers of inventory in the ordinary course of business;

(vii)       (x) other than in the ordinary course of business consistent with past practice and other than as contemplated by Section 5.21, incur any indebtedness for borrowed money in addition to that incurred as of the Agreement Date or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company or (B) strategic investments as to which the aggregate consideration for all such investments does not exceed $500,000, or (y) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (1) in the ordinary course of business consistent with past practice, liabilities reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date or (2) liabilities incurred in the ordinary course of business since the Balance Sheet Date;

(viii)      change the compensation payable to any Covered Employee, or enter into any employment, severance, retention or other agreement or arrangement with any Covered Employee, or adopt, or increase the benefits (including fringe benefits) under any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with an existing Benefit Plan provided to Parent and disclosed in the Company Disclosure Schedule and (B), in the case of compensation for any Covered Employee who is not an officer or director, in the ordinary course of business consistent with past practice unless the total compensation payable to such Covered Employee (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds $350,000; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(ix)        except as may be contemplated by this Agreement or to the extent required to comply with applicable Law, adopt, enter into, terminate or materially amend any Benefit Plans;

(x)         change in any material respect any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(xi)        (x) (1) enter into a Material Contract as described in clauses (ii)-(v) or (vii)-(ix) of Section 3.8 or (2) enter into a Material Contract, other than in the ordinary course of business consistent with past practice, as described in clause (i) or (vi) of Section 3.8 or (y) amend, terminate or waive, release or assign any material rights or claims with respect to any Material Contract in any material respect;

(xii)       settle (x) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the Agreement Date or (y) any other suit, action, claim, proceeding or investigation, other than, in either case, settlements that involve only the payment of monetary damages of less than $1,000,000 in the aggregate for any such suits, actions, claims, proceedings or investigations;

(xiii)      make, revise, or amend any material Tax election or settle or compromise any material federal, state, local, or foreign Tax liability, change any material Tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment;

(xiv)      negotiate, enter into, amend, extend or waive or terminate any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council;

(xv)       hire, engage or terminate (other than a termination for cause) the employment or engagement of any employee or individual independent contractor who earns or will earn annual base compensation in excess of $250,000;

(xvi)      implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, twenty-five (25) or more employees; or

(xvii)     enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b)         The Company shall promptly advise the Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect; provided that no failure to so advise Parent in accordance with this Section 5.1 shall be deemed a breach of any representation or warranty made in this Agreement or a breach of this Section 5.1 for purposes of ARTICLE VI.

Section 5.2          Access to Information.  From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, the Company shall (and shall cause each of its Subsidiaries to) afford to Representatives of the Parent and Merger Sub reasonable access, in a manner not materially disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries (whether in the direct possession of the Company or its Subsidiaries or held by its Representatives) and, during such period, shall, and shall cause each of its Subsidiaries to, furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the Transactions (and not to conduct further due diligence or other investigation of the Company); provided, however, such access shall be conducted at Parent’s expense and in such a manner as to maintain the confidentiality of this Agreement and the Transactions in accordance with the terms hereof.  Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions) or (b) waive attorney-client privilege.  Promptly after the Agreement Date, the Company shall provide to the Parent a copy of the Company financial advisor’s fairness opinion. That certain letter agreement, dated July 19, 2021, by and between the Company and the Parent (the “Confidentiality Agreement”) shall apply with respect to information furnished hereunder by or on behalf of the Company or its Subsidiaries.

Section 5.3          Board Recommendation; Acquisition Proposals.

(a)         Subject to Section 5.3(b), 5.3(e) and 5.3(f), the Company and its Subsidiaries will not, and will use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, from the Agreement Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII (i) initiate, solicit, or knowingly encourage or facilitate, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than the Parent or its Representatives access to its properties, books, or records, except as required by a governmental demand for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger or the Transactions (other than any confidential statement, recommendation or solicitation by and among the Company, the Company Board and their Representatives); provided, however, that notwithstanding anything to the contrary herein, the Company may refer any third party to this Section 5.3.  The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the Agreement Date regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

(b)         Notwithstanding anything to the contrary contained in this Agreement, if at any time following the Agreement Date and prior to the date on which the Company Requisite Vote is obtained the Company is contacted by any third party expressing an interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, in each case, that is not the result of the Company having materially breached Section 5.3(a), the Company and the Company Board may participate or engage in negotiations, inquiries or discussions (including, as a part thereof, making any counterproposal) with, or disclose or furnish any nonpublic information and data to, any Person or Persons (but only after any such Person enters into a confidentiality agreement, that is no less restrictive in terms of confidentiality than, the Confidentiality Agreement, with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if, and only if, prior to the date on which the Company Requisite Vote is obtained the Company Board determines in good faith, after consultation with its financial advisors, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.

(c)          The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify the Parent in writing of the receipt by the Company of (i) any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or, in the good faith judgment of the Company Board, unrelated to an Acquisition Proposal.  The Company shall notify the Parent, in writing, of any decision of the Company Board as to whether to enter into discussions or negotiations with any third parties concerning any Acquisition Proposal or to disclose or furnish nonpublic information with respect to the Company or any of its Subsidiaries to any Person, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached).  The Company will (i) provide the Parent with written notice setting forth all such information (including the identity of the Person making such Acquisition Proposal) as is reasonably necessary to keep the Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) promptly provide the Parent a copy of all written information provided by or on behalf of such Person in connection with any Acquisition Proposal or provided by or on behalf of the Company or its Representatives to such Person (other than any information which has previously been made available to Parent or its Representatives), and (iii) promptly (and in any event within twenty-four (24) hours of such determination) notify the Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal.  The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that would restrict the Company’s ability to provide to Parent the information set forth in clauses (i) and (ii) above, and, if the Company is a party to any agreement that would prohibit the Company from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent.

(d)         Subject to Section 5.3(e) and 5.3(f), unless and until this Agreement has been terminated in accordance with Section 7.1, neither the Company Board nor any committee thereof shall, directly or indirectly, (i) (w) withdraw, qualify, or modify, or propose to withdraw, qualify or modify (other than in any confidential communication by and among the Company, the Company Board and their Representatives), in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (x) make any public disclosure inconsistent with the Company Board Recommendation, or, fail to reaffirm the Company Board Recommendation following the public announcement of an Acquisition Proposal within two (2) Business Days of a written request by Parent, (y) approve, adopt, or recommend, or propose to approve, adopt, or recommend (other than in any confidential communication by and among the Company, the Company Board and their Representatives), any Acquisition Proposal or (z) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders within ten (10) Business Days of the commencement thereof (any action described in clauses (w)-(z) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (x) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (y) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e)         Notwithstanding the foregoing, prior to the date on which the Company Requisite Vote is obtained, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) (x) a written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, or (ii) in the absence of an Acquisition Proposal, due to events, facts or developments not known by the Company or, in the Company Board’s estimation, not reasonably likely to occur (or the consequences of which were not known by the Company or, in the Company Board’s estimation, not reasonably likely to occur) as of the Agreement Date (which events, facts or developments do not relate to (A) any Acquisition Proposal, (B) any events, facts or developments relating to the Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under any applicable Antitrust Laws or (D) the mere fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the Agreement Date or changes in the market price or trading value of the Shares or the credit rating for the Company (but not including the underlying cause thereof)), the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, (1) make a Change of Recommendation, or (2) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (A) pays the Termination Fee as required by Section 7.2, (B) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (the “Alternative Acquisition Agreement”) and (C) terminates this Agreement pursuant to Section 7.1(c)(ii); provided further, that the Company Board may not effect a Change of Recommendation pursuant to the foregoing clause (1), or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to the Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be, (B) prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (C) following the Notice Period (and giving effect to any proposed adjustments to the terms of this Agreement) the Company Board determines in good faith, after consultation with its outside legal counsel (and financial advisor in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.  In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice, but with respect to any such notices references herein to a period of “five (5) calendar days” shall be deemed references to a period of “three (3) calendar days”. Any Change of Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the Transactions, including the Merger.

(f)          Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that nothing in this clause (f) shall alter the consequences of a Change of Recommendation.  For the avoidance of doubt, a factually accurate statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a Change of Recommendation.

Section 5.4          Stockholders Meetings; Filings; Other Actions.

(a)         The Company shall schedule a special meeting of the holders of Shares to consent and vote upon the adoption of this Agreement (the “Stockholders Meeting”) to be held within forty-five (45) days of the initial mailing of the Proxy Statement, with the date of such meeting to be set after consultation with Parent; provided, however, that the Company may, and upon the request of Parent shall, postpone or adjourn the Stockholders Meeting (i) with the written consent of Parent, (ii) to ensure that any supplement or amendment to the Proxy Statement required by applicable Law is provided the stockholders of the Company a reasonable amount of time in advance of the Stockholders Meeting, (iii) if the Company reasonably believes that (1) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote, whether or not a quorum is presents or (2) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting (but in the case of (2), the date of the Stockholders Meeting is not postponed or adjourned for more than an aggregate of 15 calendar days) or (iv) as may be required by applicable Law; provided further, that with respect to clause (iii) above, the Company may require no more than two (2) such postponements or adjournments, which together shall last no more than twenty (20) business days.

(b)         As promptly as practicable and in no event later than August 27, 2021, the Company shall (i) prepare and file a proxy statement with the SEC in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) (ii) subject to Section 5.3, include in the Proxy Statement the Company Board Recommendation, (iii) furnish the information required to be provided to the holders of Shares pursuant to the DGCL, the Exchange Act and any other applicable Laws and (iv) unless a Change of Recommendation has been effected in accordance with Section 5.3, use its reasonable efforts to solicit from holders of all of the Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company Charter and Company Bylaws (if applicable) to effect the Merger; provided, unless a Change of Recommendation has been effected in accordance with Section 5.3, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent, Merger Sub and their counsel. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto, or for additional information, and unless a Change of Recommendation has been effected in accordance with Section 5.3, shall provide to Parent, after Parent, Merger Sub and their counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement and draft correspondence and due consideration has been given to such comments by the Company, copies of all correspondence between the Company and/or any of its Representatives and the SEC. The Company and Parent shall each use reasonable best efforts to promptly provide satisfactory responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon, or that the Company may commence mailing the Proxy Statement  (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as practical following such 10th calendar day). Notwithstanding anything to the contrary in this Section 5.4(b), and subject to Section 5.3, the Company may amend or supplement the Proxy Statement in connection with a Change of Recommendation without the prior consent of Parent.

Section 5.5          Employee Benefits.

(a)         From the Effective Time until the first anniversary of the Effective Time (or, if earlier, until the date of termination of the applicable employee’s employment with Parent or Surviving Corporation), Parent shall or shall cause the Surviving Corporation to provide to (i) each employee of the Company or any of its Subsidiaries who remains in the employment of Parent or Surviving Corporation or their respective Subsidiaries following the Effective Time (the “Continuing Employees”) with a base salary or wage rate and annual target cash bonus opportunity that is no less in the aggregate than the base salary or wage rate and annual target cash bonus opportunity in effect for each such Continuing Employee immediately preceding the Effective Time and (ii) Continuing Employees employee benefits  that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent.

(b)         To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its Affiliate’s employee benefit plans, program or policies following the Effective Time and subject to applicable Law and the terms of the applicable plan, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, recognize the prior service with the Company or any of its Subsidiaries, including prior service with predecessor employers where such prior service is recognized by the Company and any of its Subsidiaries as of immediately prior to the Effective Time, of each Continuing Employee for purposes of eligibility to participate, vesting and determination of level of benefits in any employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate (but not (A) for purposes of vesting in stock options and other equity awards, (B) for the purposes of benefit accruals under any defined benefit pension plan, (C) to the extent that such recognition would result in duplication of benefits, or (D) to the extent that such recognition is prohibited by law).

(c)         Subject to applicable Law and the terms of the applicable plan or operating plan guidelines, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Benefit Plans as of the time immediately preceding the Effective Time.

(d)         From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall, following consultation with Parent, use their reasonable best efforts to satisfy all notice, consultation and consent requirements with respect to the employees of the Company and its Subsidiaries under applicable Law, or the terms of any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council.

(e)         Nothing in this Section 5.5 will (i) be treated as an amendment of, or undertaking to establish, amend or modify any benefit plan, including any Benefit Plan, (ii) limit or prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan, including any Benefit Plan, or (iii) require Parent or any of its Affiliates to employ or engage any Continuing Employee or other individual for any period of time.  The provisions of this Section 5.5 are solely for the benefit of the respective parties to this Agreement, and no provision of this Agreement, express or implied, shall confer upon any other Person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or otherwise.

Section 5.6          Publicity.  The initial press release by each of the Parent and the Company with respect to the execution of this Agreement shall be acceptable to the Parent and the Company.  Neither the Company nor the Parent (nor any of their respective Affiliates) shall thereafter, so long as this Agreement is in effect, issue any other press release or make any other public announcement with respect to this Agreement or the Transactions (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement) without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with the Parent in connection with any such press release or public announcement if the Company Board has made a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 5.3(d), provided that the Company, in all such events, shall provide Parent with a copy of any such press release or public announcement a reasonable time in advance of public dissemination.

Section 5.7          Directors’ and Officers’ Insurance and Indemnification.

(a)         From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent that the Surviving Corporation is permitted by Law, and the Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent that the Surviving Corporation is permitted by Law.  The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the Company Charter and Company Bylaws in effect on the Agreement Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)         Without limiting any of the obligations under paragraph (a) of this Section 5.7, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c)         The Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefore would not be in excess of two hundred and fifty percent (250%) of the last annual premium paid prior to the Effective Time (the “Maximum Premium”).  Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement” with an annual premium not in excess of the Maximum Premium, in which case, provided that the Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than six (6) years from the Effective Time, the Parent shall be relieved from its other obligations under this Section 5.7.

(d)         This Section 5.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of the Parent, Merger Sub, the Company and the Surviving Corporation.  The Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 5.7 and the certificate of incorporation and bylaws of the Surviving Corporation.

(e)         After the Effective Time, the Parent guarantees the full performance of the Surviving Corporation of its covenants and obligations set forth in this Section 5.7.

Section 5.8          Further Actions.

(a)         Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) Business Days of the Agreement Date unless otherwise agreed to in writing between counsel for Parent and the Company, and to make all other filings required or advisable by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline and to supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Law.  The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws.  Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iii) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of such communication, and (iv) to provide each other with copies of all written communications or submissions from or to any Governmental Entity relating to any Antitrust Laws.  Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.  Notwithstanding anything in this Agreement to the contrary, the Parent agrees, and shall cause each of its Subsidiaries and Affiliates, to use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to terminate or expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Transactions to occur as promptly as practicable and in any event prior to the End Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, and (y) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.  Parent shall pay all filing fees, administrative fees, costs and expenses to any Governmental Entity incurred in connection with filings made in connection with this Section 5.8.

(b)         Nothing in this Section 5.8 or otherwise in this Agreement shall require Parent to take or refrain from taking, or agree to take or refrain from taking or agree to cause its Affiliates to take or refrain from taking, any action or suffer to exist any obligation, condition, qualification, limitation, restriction or requirement that, individually or in the aggregate with any other actions, qualifications, obligations, conditions, limitations, restrictions or requirements, results in, or would reasonably be expected to result in, a Burdensome Condition; provided, however, that Parent and the Company shall, and shall cause their respective Subsidiaries and Affiliates to, propose, negotiate, agree to and consummate (subject to the final proviso of this sentence) the sale, divestiture, license or other disposition of the Fiagon Business, irrespective of economic consequences (the “Fiagon Action”), as promptly as practicable and in any event such that such sale, divestiture, license or other disposition may be consummated in advance of the End Date, provided, further, however that the preceding proviso does not obligate Parent to accept any Burdensome Condition; provided, further, that the Fiagon Action shall be conditioned upon and not be effective until the Closing.  To assist Parent in complying with its obligations set forth in this Section 5.8(b), the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing (in each case at Parent’s sole expense); provided that any such agreement shall be contingent upon and not be effective until the Closing.  The Company will provide all cooperation reasonably requested to assist Parent in connection with any sale, divestiture, license or other disposition of any of the capital stock, assets, rights, products or businesses of the Company and its Subsidiaries or Affiliates (in each case at Parent's sole expense), including (A) making available its management team for meetings with prospective acquirers and relevant parties regarding the assets proposed to be divested or actions proposed to be taken, (B) assisting Parent in its preparation of marketing or other relevant materials and (C) otherwise assisting Parent in facilitating any transaction or other item, in each case where any such transaction or other item would be contingent upon the occurrence of the Effective Time. Notwithstanding anything in this Agreement to the contrary, but subject to the Parent’s obligations with respect to the Fiagon Action, it is agreed that Parent shall lead and make all strategic decisions and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the completion of the transactions contemplated by this Agreement. The Company shall not, and shall not permit any of its Representatives to, make any offer, acceptance or counter offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, except as specifically requested by or agreed with Parent.

(c)          Parent agrees that, between the date of this Agreement and the Closing, it shall not, and its Subsidiaries and Affiliates shall not, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person that would reasonably be expected to materially delay or prevent the consummation of the Transactions by the End Date.

Section 5.9          Reasonable Best Efforts.

(a)          Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 5.8, the Company, the Parent and Merger Sub shall, and the Parent and the Company shall cause their respective Subsidiaries and Affiliates to, each use their reasonable best efforts to:

(i)          take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(ii)         obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii)        as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(iv)        execute or deliver any additional instruments necessary to consummate the Transactions, or to fully carry out the purposes of this Agreement.
The Company and the Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests.  The Company and the Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions.  For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 5.9 shall modify, limit or otherwise affect their respective rights and responsibilities under Section 5.8.

Section 5.10        Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent of all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or threatened against the Company or any of its Subsidiaries or the board of directors of the Company, or any committee thereof, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof.  The Company shall (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not agree to any settlement related to any Transaction Litigation without Parent’s consent, which consent shall not be unnecessarily withheld, delayed or conditioned.

Section 5.11        Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of equity securities of the Company pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 5.12        Tax Matters.  Except as otherwise provided herein, all real and personal property, transfer, documentary, sales, use registration, value added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by the Parent.  For the avoidance of doubt, transfer Taxes shall not include any Taxes measured in whole or in part by net income.

Section 5.13        Obligations of Merger Sub.  The Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  The Parent hereby guarantees the payment by Merger Sub of any amounts payable by Merger Sub pursuant to this Agreement.

Section 5.14        Delisting.  The Company agrees to cause to be taken all actions necessary to (a) delist the Company Common Stock from Nasdaq and (b) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time.  The Parent will use all reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the date of the Closing and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).  If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to the Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).  The Post-Closing SEC Reports provided by the Company pursuant to this Section 5.14 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

Section 5.15        401(k) Plan.  Except with the prior written consent of the Parent, during the period from the Agreement Date to the Effective Time, the Company shall not make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the Agreement Date.   The Company shall take all actions necessary or appropriate to terminate the Company’s 401(k) plan on or before the Effective Time (contingent on the occurrence of the Closing). Further, the Company shall take all steps reasonably necessary to provide for all final contributions to the Company’s 401(k) plan in amounts determined by the terms of the Company’s 401(k) plan and based upon the compensation paid to and salary deferrals made by participants through the date of the termination of the Company’s 401(k) plan.  The Company shall deliver to Parent, prior to the Effective Time, evidence that the entity authorized to terminate the plan has validly adopted resolutions to terminate the Company’s 401(k) plan.

Section 5.16        No Control of Other Party’s Business.  Nothing contained in this Agreement shall or is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.17        Operations of Merger Sub.  Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.

Section 5.18        Ownership of Shares.  Prior to the Closing, none of the Parent or Merger Sub or any wholly owned Subsidiaries of their ultimate parent shall acquire any Shares except pursuant to this Agreement.

Section 5.19        Deerfield Facility Agreements

(a)         The Company shall, and shall cause its Subsidiaries to each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with Parent and Merger Sub in doing, all things necessary, proper or advisable with respect to the Deerfield Facility Agreements, including providing timely notice to Deerfield of the Transactions as required thereunder; provided that in connection therewith, none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.

(b)         Following receipt of a Major Transaction Redemption Notice or Major Transaction Early Termination Notice (each as defined in the Deerfield Convertible Notes) from a holder of the Deerfield Convertible Notes, Parent shall pay, or cause to be paid, the applicable Major Transaction Redemption Price or the Successor Major Transaction Consideration (each as defined in the Deerfield Convertible Notes), as applicable, plus accrued and unpaid interest through the date of such payment, together with any other amounts payable pursuant to the Deerfield Convertible Facility Agreement, to such holder concurrently with the Closing.  Notwithstanding anything to the contrary herein, the holders of the Deerfield Convertible Notes shall be third party beneficiaries of this Section 5.19(b).

Section 5.20     Termination of Deerfield Term Facility Agreement.  The Company shall terminate the Deerfield Term Facility Agreement at the Closing, and shall use reasonable best efforts to obtain at the Closing customary payoff letters from the lenders under the Deerfield Term Facility Agreement, including, subject to the payment of any applicable payoff amount, the release of all liens granted in connection with the Deerfield Term Facility Agreement.

Section 5.21     Unsecured Subordinated Loan Facility. During the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of ARTICLE VII, Parent shall provide unsecured subordinated loans from time to time in an amount no greater than the maximum amount and otherwise on the terms set forth in Section 5.21 of the Company Disclosure Schedule and otherwise on customary terms for such loans (the “Unsecured Subordinated Loans”). Promptly following the date of this Agreement (and in any event no later than August 27, 2021), the parties shall use their respective commercially reasonable efforts to negotiate and finalize definitive documentation evidencing the Unsecured Subordinated Loans. The Company shall use commercially reasonable efforts to obtain the consent of Deerfield (to the extent required) with respect to the Unsecured Subordinated Loans; provided that in connection therewith, none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.

ARTICLE VI

CONDITIONS

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and the Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, the Parent and Merger Sub, if permissible under Law) of the following conditions:

(a)          no Governmental Entity having jurisdiction over the Company, the Parent or Merger Sub shall have enacted or issued any Law or Order prohibiting consummation of the Merger;

(b)          this Agreement shall have been duly adopted by stockholders of the Company constituting the Company Requisite Vote in accordance with applicable Law, the Company Charter and the Company Bylaws; and

(c)          The applicable waiting period (and any extension thereof) under the HSR Act and under the foreign antitrust or competition laws set forth on Section 6.1(c) of the Company Disclosure Schedule shall have expired or been terminated, or, where applicable, approval under such laws shall have been obtained (the “Antitrust Condition”).

Section 6.2          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver in writing of each of the following conditions:

(a)          the representations and warranties of the Company set forth in this Agreement shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects as of the Closing, except (1) those representations and warranties that address matters only as to a particular date or only with respect to a specific period of time, which representations and warranties shall have been true and correct as of such date or with respect to such period of time, (2) any representation or warranty of the Company contained in Section 3.2(a) or Section 3.2(b) (Capitalization) (each subject to de minimis exceptions), and Section 3.3 (Authorization; Validity of Agreement; Company Action) shall be deemed to be not true and accurate if it fails to be true and accurate in all respects, and (3) for any representation or warranty of the Company (other than any representation or warranty referred to in clause (2) above), where failure to be so true and accurate, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein);

(b)          (i) the Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants under this Agreement required to be performed at or prior to the date of Closing and (ii) since the Agreement Date, no events, circumstances, changes or effects shall have occurred, arisen, come into existence or become known and be continuing that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company and its Subsidiaries;

(c)          the Company shall have delivered to Parent a certificate signed by its Chief Executive Officer or President on behalf of the Company, dated the date of Closing, certifying as to the satisfaction by the Company of the conditions described in (a) and (b) above; and

(d)          there shall not be pending any lawsuit against Parent, the Company, Merger Sub, any Subsidiary of the Company or any of their respective directors, officers or members brought by a Governmental Entity, having jurisdiction over the Company, Parent or Merger Sub, challenging this Agreement or the Transactions seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operation of all or a material portion of the operations or assets of Company and its Subsidiaries or of Parent or any of its Subsidiaries in connection with the Transactions (or Parent’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company’s Subsidiaries) pursuant to the HSR Act or any other Antitrust Laws set forth on Section 6.1(c) of the Company Disclosure Schedule.

Section 6.3          Conditions to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing of each of the following conditions:

(a)         the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the Agreement Date and, other than representations and warranties made as of a particular date (which shall have been accurate to the degree described below as of such date), as of the date of Closing as if made on and as of the date of Closing, except to the extent failure to be accurate, in the aggregate, would not constitute a Parent Material Adverse Effect;

(b)         Parent and Merger Sub shall have performed and complied with, in all material respects, its obligations, agreements and covenants under the Agreement required to be performed at or prior to the date of Closing; and

(c)         Parent shall have delivered to the Company a certificate signed by an authorized officer of Parent, dated the date of Closing, certifying as to the satisfaction by Parent and Merger Sub of the conditions described in (a) and (b) above.
.
Section 6.4          Frustration of Closing Conditions. None of the Company, the Parent or Merger Sub may rely on the failure of any condition set forth in ARTICLE VI to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.8 and Section 5.9.

ARTICLE VII

TERMINATION

Section 7.1          Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger and the other Transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)          by the mutual written consent of the Company and the Parent;

(b)          by either the Company or the Parent:

(i)          if the Closing shall not have occurred by August 8, 2022 (as it may be extended as described below in this Section 7.1(b)(i)), the “End Date”); provided, however, that if as of such date, the Antitrust Condition or the conditions to close set forth in Section 6.1(a) (in respect of a matter involving Antitrust Laws) or Section 6.2(d) is not satisfied but all of the other conditions in ARTICLE VI shall have been satisfied or waived and each such unsatisfied condition remains capable of being satisfied or waived, then the End Date may be extended to February 6, 2023 (the “Outside Date”) at the election of Parent by written notice to the Company (and the Outside Date shall then be the End Date); provided further,  that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

(ii)         if any Governmental Entity having jurisdiction over the Company, the Parent or Merger Sub shall have enacted or issued any Law or Order that is final and non-appealable permanently prohibiting or making illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

(iii)        this Agreement shall not have been duly adopted by stockholders of the Company constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions set forth in Section 6.1(b) to be satisfied on or prior to such date; or

(c)          by the Company:

(i)          upon a breach of any covenant or agreement on the part of the Parent or Merger Sub, or if any representation or warranty of the Parent or Merger Sub shall be untrue, and such breach or untruth gives rise to a failure of any condition to Closing set forth in Section 6.3(b) or Section 6.3(a), respectively; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Parent is notified in writing by the Company of such breach or inaccuracy, the Company may not terminate the Agreement pursuant to this Section 7.1(c)(i) (1) prior to such date if the Parent and Merger Sub are taking reasonable best efforts to cure such breach or inaccuracy and (2) if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii)         prior to the date of the Stockholders Meeting, in order to accept a Superior Proposal in compliance with Section 5.3;

(d)          By the Parent or Merger Sub:

(i)          upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue and such breach or untruth gives rise to a failure of any condition to Closing set forth in Section 6.2(b) or Section 6.2(a), respectively; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Company is notified in writing by the Parent of such breach or inaccuracy, the Parent and Merger Sub may not terminate the Agreement pursuant to this Section 7.1(d)(i) (1) prior to such date if the Company is taking reasonable best efforts to cure such breach or inaccuracy and (2) if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 7.1(d)(i) shall not be available to the Parent or Merger Sub if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii)          if the Company Board shall have made a Change of Recommendation, except that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) will expire at 8:00 p.m., Eastern Time, on the 15th calendar day following the date on which Parent shall have received written notice thereof from the Company.

Section 7.2          Effect of Termination.

(a)         In the event of the termination of this Agreement in accordance with Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to the Parent, Merger Sub and the Company, the obligations pursuant to this Section 7.2, and ARTICLE VIII, the last sentence of Section 5.2 and Section 5.6; provided, however, that except as set forth in Section 7.2(b) nothing contained in this Section 7.2 shall relieve the Parent, Merger Sub or the Company from liability for fraud or intentional and material breach of their respective covenants and agreements set forth in this Agreement.

(b)          If

(i)          this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii),

(ii)         this Agreement is terminated by the Parent or Merger Sub pursuant to Section 7.1(d)(ii),

(iii)        this Agreement is terminated by the Parent or Merger Sub pursuant to Section 7.1(d)(i) based on a knowing, material breach by the Company or its Subsidiaries or Representatives of Section 5.3, or

(iv)        (x) this Agreement is terminated by (A) the Company or Parent pursuant to Section 7.1(b)(iii) (but only if at such time the Parent would not be prohibited from terminating this Agreement by the proviso in Section 7.1(b)(iii)) or (B) the Parent or Merger Sub pursuant to Section 7.1(d)(i), (y) there has been publicly disclosed after the Agreement Date and prior to the date of termination of this Agreement an Acquisition Proposal that remains outstanding and not withdrawn as of the date of termination of this Agreement, and (z) within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with respect to a Qualifying Transaction or consummates a Qualifying Transaction (in each case regardless of whether the Qualifying Transaction is the Acquisition Proposal referred to in clause (y)), then the Company shall pay to the Parent a termination fee of $29,250,000 in cash (the “Termination Fee”),

(A)          Concurrently, in the case of a Termination Fee payable pursuant to Section 7.2(b)(i),

(B)          within one (1) Business Day after termination, in the case of a Termination Fee payable pursuant to Section 7.2(b)(ii) or Section 7.2(b)(iii), and

(C)          within one (1) Business Day after the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Qualifying Transaction, in the case of a Termination Fee payable pursuant to Section 7.2(b)(iv);

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  Upon payment of the Termination Fee pursuant to Section 7.2(b),  the Company shall have no further liability to the Parent or Merger Sub and such payment shall be the sole and exclusive remedy of Parent and Merger Sub for any loss with respect to this Agreement or the Transaction, provided that nothing herein shall release the Company from liability for intentional and material breach of this Agreement or fraud.  All payments contemplated by this Section 7.2(b) shall be made by wire transfer of immediately available funds to an account designated by the Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.  If the Company fails to promptly make any payment required under this Section 7.2(b) and the Parent commences a suit to collect such payment, the Company shall indemnify the Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 7.2(b).

(c)          If this Agreement is terminated:

(i)          pursuant to Section 7.1(b)(i), and at the time of termination, (A) all conditions set forth in Section 6.1 are then satisfied or have been waived other than the condition contained in Section 6.1(c) (or in Section 6.1(a) in respect of a matter involving Antitrust Laws), (B) there is an agreement not to consummate the Merger with any Governmental Entity with the authority to enforce any Antitrust Law, or (C) any condition set forth in Section 6.2(d) is not satisfied,

(ii)         pursuant to Section 7.1(b)(ii) in respect of a matter involving Antitrust Laws, or

(iii)        pursuant to Section 7.1(c)(i) based on a breach of Section 5.8,

then an amount equal to the aggregate amounts outstanding under the Unsecured Subordinated Loans issued pursuant to Section 5.21 plus all accrued and unpaid interest under the Unsecured Subordinated Loans shall no longer be due and payable to Parent (such amount, the “Parent Termination Fee”). Upon satisfaction of the Parent Termination Fee pursuant to this Section 7.2(c), neither Parent nor Merger Sub shall have any further liability to the Company, and such Parent Termination Fee shall be the sole and exclusive remedy of the Company for any loss with respect to this Agreement or the Transaction, provided, further, that nothing herein shall release the Parent or Merger Sub from liability for intentional and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1          Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, by written agreement of the parties hereto, at any time prior to the date of the Closing with respect to any of the terms contained herein.

Section 8.2          Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 8.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 8.3          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

(a)         if to the Parent or Merger Sub, to:

c/o Medtronic
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: Vice President – Corporate Development
Telephone:     (763) 505 3003
E-Mail:          chris.cleary@medtronic.com

and

c/o Medtronic
15 Hampshire Street
Mansfield, MA 02048
Attention:       Sr. Legal Director, Mergers & Acquisitions
Telephone:     (508) 261 6611
Email:            dj.sardella@medtronic.com

with a copy (which shall not constitute notice) to

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02110
Attention:      Tara M. Fisher
                       Christopher D. Comeau
E-Mail:          Tara.Fisher@ropesgray.com;
                       Christopher.Comeau@ropesgray.com.

(b)         if to the Company, to:

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
Attention:      Patrick Broderick,  Executive Vice President, General
                       Counsel and Corporate Secretary
Telephone:     (415) 748-0202
Email:            pbroderick@intersectent.com

with copies (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:       Matthew Hemington
                       Kevin Cooper
Email:            hemingtonmb@cooley.com
                       kcooper@cooley.com

Notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section.  Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 8.4          Certain Definitions.  As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than the Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of the Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving the Company or (y) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(e) herein.

“Antitrust Condition” has the meaning set forth in Section 6.1(c) herein.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.

“Assignee” has the meaning set forth in Section 8.13 herein.

“Balance Sheet Date” has the meaning set forth in Section 3.5(a) herein.

“Benefit Plan” means any of the following, whether written or unwritten, and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) currently maintained, contributed (or required to be contributed) to, or sponsored by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, or pursuant to which any Covered Employee, or any beneficiary or dependent thereof, has any present or future right to benefits or (ii) pursuant to which the Company or any of its Subsidiaries has any present or future liability (contingent or otherwise):  (A) any “plan” as defined in Section 3(3) of ERISA; (B) any stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or any other equity incentive or equity-based plan, policy, program, agreement or arrangement; (C) any employment, individual consulting, compensation, profit-sharing, incentive, bonus, deferred compensation, welfare benefit, death benefit, cafeteria, medical, retiree medical or life insurance, retirement, pension, supplemental retirement, termination, salary continuation, severance, paid time off, change in control, or material fringe benefit plan, policy, program, agreement or arrangement; and (D) any other benefit plan, policy, program, agreement or arrangement.

“Book Entry Shares” has the meaning set forth in Section 2.1(c) herein.

“Burdensome Condition” means any condition or restriction imposed by a Governmental Entity on its grant of any consent, authorization, order, approval or exemption in connection with the Transactions that (except for Parent’s obligations hereunder with respect to the Fiagon Action) (a) includes a requirement to propose, negotiate, agree to, or effect any sale, divestiture, license, or other disposition of the assets, product lines, properties, or businesses owned by Parent or any Affiliate thereof or to be acquired by Parent pursuant to this Agreement (other than the Fiagon Action) or agree to any conditions, restrictions, or limitations on the conduct of it or its Affiliates or to accept any obligation to any Governmental Entity (b) would reasonably be expected to prevent consummation of any of the Transactions, (c) would reasonably be expected to result in any of the Transactions being rescinded following consummation, or (d)  that would reasonably be expected to limit or otherwise adversely affect the right of Parent (or any Affiliate thereof) to control any of the Company or its Subsidiaries or to retain or operate without limitation all or any portion of the Company’s or its Subsidiaries’ business (other than the Fiagon Action) or assets or any portion of the business or assets of Parent or any of its Affiliates.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in Boston, Massachusetts are authorized by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a) herein.

“CARES Act” has the meaning set forth in Section 3.14(e) herein.

“CERCLA” has the meaning set forth within the definition of Environmental Laws herein.

“Certificate of Merger” has the meaning set forth in Section 1.2 herein.

“Certificates” has the meaning set forth in Section 2.1(c) herein.

“Change of Recommendation” has the meaning set forth in Section 5.3(d) herein.

“Closing” has the meaning set forth in Section 1.2 herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” has the meaning set forth in Section 2.1(c) herein.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” shall mean the balance of the Company as of the Balance Sheet Date, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended on the Balance Sheet Date.

“Company Board” has the meaning set forth in Recital B herein.

“Company Board Recommendation” has the meaning set forth in Recital B herein.

“Company Bylaws” has the meaning set forth in Section 3.1 herein.

“Company Charter” has the meaning set forth in Section 1.1(b) herein.

“Company Common Stock” has the meaning set forth in Section 2.1(b) herein.

“Company Disclosure Documents” means the Proxy Statement and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the Transactions.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III herein.

“Company Equity Plans” means the Company ESPP, the Intersect ENT, Inc. 2003 Equity Incentive Plan, the Intersect ENT, Inc. 2013 Equity Incentive Plan, and the Intersect ENT, Inc. 2014 Equity Incentive Plan.

“Company ESPP” means the Intersect ENT, Inc. Amended and Restated 2014 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means, any event, circumstance, change or effect that has a material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States or the global economy or (iii) the United States financial or securities markets shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company; and provided further that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, a Company Material Adverse Effect:  (1) the execution or the announcement of this Agreement (except to the extent that such change or effect was the result of a breach of Section 3.4(a)), (2) natural disasters, epidemics, pandemics (including COVID-19), acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company, (3) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (4) any enactment or other action required by Law, required by this Agreement or taken at the request of the Parent or Merger Sub, (5) any litigation brought or threatened by stockholders of either the Parent or the Company (whether on behalf of the Company, the Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents, (6) any changes in Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof), (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Company Disclosure Document, (8) any decrease in the market price or trading volume of Company Common Stock (but not the underlying cause of such decrease), (9) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (but not the underlying cause of such failure), or (10) any fluctuations in foreign currency exchange rates.

“Company Option” has the meaning set forth in Section 2.4(b) herein.

“Company Performance Stock Unit” has the meaning set forth in Section 2.4(e) herein.

“Company Requisite Vote” has the meaning set forth in Section 3.3 herein.

“Company Restricted Stock Unit” has the meaning set forth in Section 2.4(d) herein.

“Company SEC Reports” has the meaning set forth in Section 3.5(a) herein.

“Company Stockholders” has the meaning set forth in Recital B herein.

“Company’s Knowledge” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 3.8 of the Company Disclosure Schedule. With respect to matters involving Intellectual Property rights, knowledge does not require that any of the Company’s executive officers or directors conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers or directors.

“Confidentiality Agreement” has the meaning set forth in Section 5.2 herein.

“Consideration Fund” has the meaning set forth in Section 2.2(a) herein.

“Continuing Employees” has the meaning set forth in Section 5.5(a) herein.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation, whether written or oral.

“Covered Employee” means each current, retired or former employee, officer or director (whether or not an employee) of, or contractor, consultant, or other service provider (whether or not an employee) to, the Company or any of its Subsidiaries.

“COVID-19” means the novel coronavirus (2019-nCoV).

“Deerfield” means Deerfield Partners, L.P.

“Deerfield Convertible Facility Agreement” means the facility agreement dated May 11, 2020 by and among the Company, as borrower, certain of the Company’s subsidiaries from time to time party thereto as guarantors and Deerfield relating to the issuance and sale by the Company to Deerfield of $65.0 million of principal amount of 4.0% unsecured senior convertible notes.

“Deerfield Convertible Notes” means the $65.0 million of principal amount of 4.0% unsecured senior convertible notes issued pursuant to the Deerfield Convertible Facility Agreement.

“Deerfield Facility Agreements” means the Deerfield Convertible Facility Agreement and the Deerfield Term Facility Agreement.

“Deerfield Term Facility Agreement” means the facility agreement dated July 22, 2021, by and among the Company, as borrower, the loan parties from time to time party thereto, the lenders set forth thereto, and Deerfield.

“Delisting Period” has the meaning set forth in Section 5.14 herein.

“DGCL” has the meaning set forth in Section 1.1(a) herein.

“Dissenting Shares” has the meaning set forth in Section 2.3(a) herein.

“Effective Time” has the meaning set forth in Section 1.2 herein.

“End Date” has the meaning set forth in Section 7.1(b)(i) herein.

“Environmental Laws” means any applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of the environment, or, as such relates to exposure to or the handling of hazardous substances, health and safety, including the following statutes and all regulations promulgated thereunder:  the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of analogous effect.

“ERISA” has the meaning set forth within the definition of Benefit Plan herein.

 “ERISA Affiliate” has the meaning set forth in Section 3.9(b) herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDCA” has the meaning set forth in Section 3.19(a) herein.

“Fiagon Business” means the assets of the Company acquired in its acquisition of Fiagon AG Medical Technologies as they exist as of the date hereof, including any improvements, developments, modifications or other changes with respect thereto through the date hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Good Manufacturing Practices” has the meaning set forth in Section 3.19(a) herein.

“Governmental Entity” means any body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.7(a) herein.

“Insured Parties” has the meaning set forth in Section 5.7(c) herein.

“Intellectual Property” means rights in patents, patent applications, inventions, invention disclosures, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, registered copyrighted works and unregistered copyrightable works (including proprietary software, works of authorship, and other copyrightable works), technology, trade secrets, know-how, formulae, processes, methods, designs and other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 3.9(c) herein.

“Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 3.8 of the Company Disclosure Schedule.

“Knowledge of the Parent” has the meaning set forth in Section 4.9 herein.

“Law” means any applicable federal, state, local, or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“License-In Contracts” has the meaning set forth in Section 3.12(b) herein.

“License-Out Contracts” has the meaning set forth in Section 3.12(b) herein.

“Material Contract” has the meaning set forth in Section 3.8(a).

“Maximum Premium” has the meaning set forth in Section 5.7(c) herein.

“Medical Device” has the meaning set forth in Section 3.19(d) herein.

“Merger” has the meaning set forth in Recital A herein.

“Merger Consideration” has the meaning set forth in Section 2.1(d) herein.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Assignee” has the meaning set forth in Section 8.13 herein.

 “Nasdaq” means The NASDAQ Stock Market LLC.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.9(i) herein.

“Notice Period” has the meaning set forth in Section 5.3(e) herein.

“Order” order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity.

“Outside Date” has the meaning set forth in Section 7.1(b)(i) herein.

“Parent” has the meaning set forth in the Preamble.

“Parent Assignee” has the meaning set forth in Section 8.13.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV herein.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of the Parent or Merger Sub to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impedes the Parent’s or Merger Sub’s ability to consummate the Transactions.

“Parent Termination Fee” has the meaning set forth in Section 7.2(c) herein.

“Parent’s Knowledge” has the meaning set forth in Section 4.9 herein.

“Paying Agent” has the meaning set forth in Section 2.2(a) herein.

“Performance Based Options” has the meaning set forth in Section 2.4(c) herein.

“Permits” has the meaning set forth in Section 3.11(a) herein.

“Person” has the meaning set forth in Section 2.2(b) herein.

“Personal Data” means any information in the Company’s or its Subsidiaries’ possession that constitutes “personal data”, “personal information” or similar term as defined by applicable Law.

“Post-Closing SEC Reports” has the meaning set forth in Section 5.14 herein.

“Preferred Stock Merger Consideration” has the meaning set forth in Section 2.1(d) herein.

“Prohibited Payment” has the meaning set forth in Section 3.11(b) herein.

“Proxy Statement” has the meaning set forth in Section 5.4(b) herein.

“Qualifying Transaction” means any acquisition of (i) 50% or more of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

“Real Property” has the meaning set forth in Section 3.15 herein.

“Representatives” means, with respect to any Person, any of such Person’s officers, employees, counsel, investment bankers, accountants and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 3.9(h) herein.

“Securities Exchange Rules” means the rules of Nasdaq, with respect to the Company, or of New York Stock Exchange LLC, with respect to Parent or its ultimate parent entity.

“Series D Preferred Stock” means the convertible Series DF-1 Preferred Stock issuable upon a conversion of the Deerfield Convertible Notes.

“Shares” means the Company Common Stock and Series D Preferred Stock.

“Stockholders Meeting” has the meaning set forth in Section 5.4(a) herein.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power or (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Company Board determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company Stockholders than the Transactions.

“Surviving Corporation” has the meaning set forth in Section 1.1(a) herein.

 “Tax” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, amounts levied for lack of transfer pricing documentation, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Taxing Authority, including any attachments, amendments and supplements thereto.

“Taxing Authorities” has the meaning set forth in Section 3.14(a) herein.

“Termination Fee” has the meaning set forth in Section 7.2(b) herein.

“Transaction Litigation” has the meaning set forth in Section 5.10 herein.

“Transactions” has the meaning set forth in Recital B herein.

“Vested Company Performance Stock Unit” has the meaning set forth in Section 2.4(e) herein.

“Vested Performance Based Options” has the meaning set forth in Section 2.4(c) herein.

Section 8.5          Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.6          Counterparts.  This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 8.7          Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except (i) for the rights of the Company Stockholders to receive the Merger Consideration following the Effective Time in accordance with ARTICLE II and (ii) as provided in Section 5.7 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8          Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 8.9          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.10        Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware); provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any such court in any other court or jurisdiction.

Section 8.11        Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.12        Specific Performance.

(a)         The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (i) each party hereby waives, in any action for specific performance, any and all defenses in any action for specific performance, including the defense of adequacy of a remedy at Law and (ii) each party shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to specific performance of the terms of this Agreement and to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 8.9, in each case without the posting of a bond or undertaking or other security as a prerequisite to obtaining equitable relief.

(b)         Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 8.12(a), subject to Section 7.2(b), each party may pursue any other remedy available to it at Law or in equity, including monetary damages (in the case of the Company) based on the consideration that would otherwise have been payable to the Company Stockholders under this Agreement; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional and material breach of this Agreement or fraud prior to such termination.  Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 8.13        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (A) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligation hereunder to an Affiliate of Parent or Parent Assignee (each, a “Merger Sub Assignee”) and (B) Parent may assign, in its sole discretion and without the consent of any other party, any of its rights, interests and obligations hereunder to an Affiliate of Parent (each, each, a “Parent Assignee” together with each Merger Sub Assignee, an “Assignee”).  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and Merger Sub to consummate the Transactions and (y) in connection with any assignment by Parent or Merger Sub to an Assignee pursuant to this Section 8.13, the Parent and Merger Sub (and the assignor, if applicable) shall remain liable for the performance by the Parent and Merger Sub (and such assignor, if applicable) of their obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 8.14        Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.

Section 8.15        Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.16        Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.17        Construction; Interpretation.  For purposes of this Agreement:

(a)          The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b)          Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c)          Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d)          When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e)          The term “or” is not intended to be exclusive unless expressly indicated otherwise.

(f)          Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

Section 8.18        Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.19        Waiver of Jury Trial.  EACH OF THE PARENT, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.19.

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IN WITNESS WHEREOF, the Company, the Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERSECT ENT, INC.

By:	/s/ Thomas A. West
Name: Thomas A. West
Title: Chief Executive Officer and President

MEDTRONIC, INC.

By:	/s/ Christopher Cleary
Name: Christopher Cleary
Title: Vice President, Corporate Development

PROJECT KRAKEN MERGER SUB, INC.

By:	/s/ Christopher Cleary
Name: Christopher Cleary
Title: Vice President

SCHEDULE 5.21 – UNSECURED SUBORDINATED CREDIT FACILITY

Intersect ENT, Inc.
Unsecured Subordinated Delayed Draw Term Loan Facility
Summary of Principle Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Credit Facility (as defined below).  This summary is for indicative purposes only and does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation for the Credit Facility and is not intended to limit the scope of discussion and negotiation of any matters relating thereto.

Borrower:	Intersect ENT, Inc., a Delaware corporation (the “Borrower”).

Lender:	Medtronic, Inc., a Minnesota corporation (the “Lender”).

Existing Deerfield Facility:
Facility Agreement, dated as of July 22, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Deerfield Facility”), by and among the Borrower, the other Loan Parties (as defined therein) party thereto from time to time, the lenders set forth on the signature page thereto, Deerfield Partners, L.P. (“Deerfield”), as agent for itself and the other Secured Parties (as defined therein) thereto.

Merger Transaction:
The merger of Project Kraken Merger Sub, Inc., a Delaware corporation, a wholly owned subsidiary of Lender (“Merger Sub”), with and into the Borrower, with the Borrower surviving as a wholly owned subsidiary of the Lender (the “Merger”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 6, 2021 (the “Signing Date”) to which this Schedule 5.21 is attached (the “Merger Agreement”), by and among the Borrower, the Lender, and Merger Sub.

Credit Facility:
Commitments to provide an unsecured subordinated delayed draw term loan facility (the “Credit Facility”) in an aggregate principal amount of up to $75,000,000 (the “Maximum Amount”) to be funded, at the option of the Borrower, in five tranches of $15,000,000 per fiscal quarter, which commitments shall be available to the Borrower on and after the Initial Commitment Date (as defined below) and through the Merger Termination Date (as defined below).

The Credit Facility shall be subordinated to the Existing Deerfield Facility in right of payment, pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to Deerfield and entered into between Deerfield and the Lender.

Use of Proceeds:	The proceeds of loans borrowed under the Credit Facility shall be used for working capital funding requirements and other general corporate purposes of the Borrower.

Availability:
The Credit Facility shall be available to the Borrower commencing on the closing date of the Credit Facility or such later date as agreed to by Lender and Borrower (the “Initial Commitment Date”) until the earlier of (i) the date the Merger Agreement is terminated for any reason without the closing of the Merger (such date, the “Merger Termination Date”) and (ii) the closing of the Merger. Principal plus accrued and unpaid interest will be payable on the Maturity Date.

Maturity Date:
The earliest to occur of: (i) the declaration of acceleration upon an event of default; or (ii) 180 days following the earlier of (x) the “Maturity Date” (as defined in the Existing Deerfield Facility) and (y) the date on which Existing Deerfield Facility has been fully paid in cash and is terminated (such date, the “Maturity Date”). The aggregate amounts outstanding under the Credit Facility, including all accrued and unpaid interest and other amounts owing, shall be forgiven in the event that the Lender is obligated to pay a termination fee to the Borrower under the terms of the Merger Agreement.

Interest Rate:	Loans drawn under the Credit Facility will accrue interest at a rate equal to 5% per annum. Interest shall be payable on the Maturity Date.

Loan Documentation:
Substantially similar affirmative and negative covenants to the Deerfield Convertible Facility Agreement (it being agreed that such covenants shall not be more restrictive than the Deerfield Convertible Facility Agreement and shall not include covenants that are specific to the conversion features of the Deerfield Convertible Notes or trading in securities of the Borrower). Borrower may draw down on additional tranches of the Existing Deerfield Facility without any Lender consent, provided that such additional tranches are drawn to fund the remaining payments owed in respect of the acquisition of Fiagon AG Medical Technologies. Notwithstanding anything to the contrary herein, the terms and documentation (including the subordination terms) for the Credit Facility shall be acceptable to Deerfield.

Guaranty:	Guaranteed by Subsidiaries of the Borrower that are guarantors under the Existing Deerfield Facility.

Conditions Precedent to
Borrowing Term Loans:
(i) The Borrower shall not have materially breached any of its obligations under the Merger Agreement; (ii) there shall not have been any Change of Recommendation; and (iii) delivery of a borrowing request that includes a covenant of the Borrower to use the Credit Facility funds in accordance with the operating plan delivered under the Merger Agreement, and otherwise in customary form.

Events of Default:
Includes (i) a change in control other than pursuant to the proposed transaction; (ii) payment default; (iii) cross-acceleration to the Deerfield Facility and other material indebtedness; and (iv) bankruptcy events of default.

Amendments and Waivers:	Except as otherwise set forth herein, amendments and waivers of the provisions of the documentation for the Credit Facility will require the prior written approval of the Borrower and the Lender.

No Transfer of Control
Nothing contained herein shall give to the Lender, directly or indirectly, rights to control or direct the operations of the Borrower or any of subsidiary of Borrower prior to the closing of the Merger.  Prior to the closing of the Merger, each of the Borrower and its subsidiaries shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision of its operations.

Governing Law:	New York.